October 24, 2000




The Buttonwood Funds, Inc.
c/o Janney Montgomery Scott LLC
2 Bala Cynwyd Plaza
Bala Cynwyd, PA  19004

Gentlemen:

We are furnishing this opinion with respect to the offer and sale from time to time of shares of Buttonwood Capital Appreciation, par value $.001 per share (the "Shares") of The Buttonwood Funds, Inc., a Maryland corporation (the "Company"), being registered under the Securities Act of 1933 by Registration Statement on Form N-1A (File No. 33-6364) of the Fund.

We have acted as counsel for the Company since its incorporation on June 4, 1986, and are familiar with the action taken by its directors to authorize the issuance of the Shares. We have examined Articles of Incorporation, By-Laws, and minute books of the fund, and such other certificates, documents, and opinions of counsel as we deem necessary for the purposes of this opinion.

We supervised the action taken by the Company to effect registration with the Securities and Exchange Commission as an investment management company by the filing of a Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have examined copies of a Registration Statement, as amended, under said Act and under the Securities Act of 1933 on Form N-1A, in the forms filed or to be filed with the Securities and Exchange Commission.

We assume that upon sales of the Shares the Company will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that:

The Buttonwood Funds, Inc.
October 24, 2000
Page 2

         1. The Company is a corporation legally organized and validly existing under the laws of the state of Maryland. The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock, par value $.001 per share, of which 50,000,000 shares have been classified as Buttonwood Capital Appreciation. 1,460,349.728 shares of Buttonwood Capital Appreciation are presently issued and outstanding. All corporate action necessary for the issue of up to 50,000,000 Shares currently being registered under the Securities Act of 1933 has been taken.

         2. Upon the issue of any of the Shares for cash at net asset value and receipt by the Company of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Company.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933. We consent to the filing of this opinion in connection with and as a part of said Registration Statement on Form N-1A and amendments thereto. We also hereby consent and to the reference to our firm under the caption "The Fund"s Legal Counsel" in the Statement of Additional Information which is a part of the Registration Statement.

Very truly yours,


/s/Morgan, Lewis & Bockius LLP
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Morgan, Lewis & Bockius LLP


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